Exhibit 99.1

FAST Acquisition Corp. and Fertitta Entertainment, Inc. Mutually Terminate Transaction

RIDGEFIELD, CT – December 10, 2021 – FAST Acquisition Corp. (NYSE: FST) (“FAST”), a special purpose acquisition company co-headed by Doug Jacob and Sandy Beall, and Fertitta Entertainment, Inc. (“FEI”), the parent company of Golden Nugget/Landry’s, a leader in the gaming, restaurant, hospitality and entertainment industry, announced today that they have agreed to mutually terminate their merger agreement, originally entered into on February 1, 2021 and amended on June 30, 2021.

The parties have simultaneously terminated their Merger Agreement after a settlement was reached regarding the parties’ disagreement over the termination date in the Merger Agreement.

The settlement provides FAST and its shareholders up to $33 million through a combination of upfront and deferred payments, part of which is contingent on whether FAST ultimately effectuates a business combination transaction. The settlement includes a payment to the SPAC which will be used to cover expenses associated with the terminated transaction as well as a replenishment of the SPAC’s working capital account. FAST intends to continue to seek a business combination with another operating company.

Doug Jacob, Founder of FAST stated: “FEI is an incredible hospitality empire run by the one of the world’s best operators that we have had a first-hand view into for many years now. We wish Tilman and his team the best of luck as they remain a private company. Through this settlement we ensured that we are sufficiently capitalized to seek a new target and that we could continue our efforts to maximize value for our shareholders.”

According to Tilman Fertitta: “I have a lot of respect for the FAST team and will support them however I can as they continue to search for a merger target. At the end of the day we ultimately determined that the right decision for my company was to remain private at this time, and I look forward to continuing to grow our business both organically and in-organically.”

FAST Acquisition Corp.

FAST is a hospitality-focused blank check company launched by the principals of &vest, whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. FAST is led by founder Doug Jacob and CEO Sandy Beall. FAST raised $200,000,000 in its initial public offering on August 20, 2020 and is listed on NYSE under the ticker symbol “FST.”

Fertitta Entertainment, Inc.

Fertitta Entertainment, Inc. is Tilman J. Fertitta’s holding company for substantially all of his assets, including all of the equity in Golden Nugget, LLC and Landry’s, LLC, approximately 31.494 million shares in Golden Nugget Online Gaming, Inc. (“GNOG”), hotels, real estate, and other investments. The business combination will only include all of its holdings in GNOG and the majority of the assets and businesses that comprise Golden Nugget, LLC and Landry’s, LLC. Golden Nugget/Landry’s is a multinational, diversified gaming, restaurant, hospitality, and entertainment company based in Houston, Texas. The Company’s gaming division includes the renowned Golden Nugget Hotel and Casino concept, with locations in Las Vegas and Laughlin, NV; Atlantic City, NJ; Biloxi, MS; and Lake Charles, LA. GNOG is a leading online gaming company that is considered a market leader by its peers and was first to bring Live Dealer and Live Casino Floor to the United States online gaming market. GNOG was the past recipient of 15 eGaming Review North America Awards, including the coveted “Operator of the Year” award in 2017, 2018, 2019 and 2020. Entertainment and hospitality divisions encompass popular destinations including the Kemah Boardwalk. The Company also operates more than 500 outlets, including over 400 high-end and casual dining establishments around the world, with well-known concepts such as Del Frisco’s, Landry’s Seafood House, Bubba Gump Shrimp Co., Rainforest Cafe, Morton’s The Steakhouse, The Oceanaire Seafood Room, McCormick & Schick’s Seafood, Chart House, Joe’s Crab Shack, and Saltgrass Steak House. Landry’s also operates the popular New York BR Guest Restaurants such as Dos Caminos, Strip House and Bill’s Bar & Burger.

Contacts:

Fertitta Entertainment, Inc.

Dancie Perugini Ware Public Relations:

713-224-9115

Dancie Perugini Ware Dancie@dpwpr.com

Katelyn Roche Gosslee, Katelyn@dpwpr.com

Mary Ann Mason, MaryAnn@dpwpr.com

Rick Liem rliem@ldry.com 713-386-7000

FAST Acquisition Corporation/&vest

Ronn Torossian

5Wpr

rtorossian@5wpr.com

212-999-5585